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                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                              SPOUSAL CONTINUATION
                            DEATH BENEFIT ENDORSEMENT

This endorsement forms a part of the Contract to which it is attached.

The following provision is modified to replace option #3 under DEATH OF OWNER BEFORE THE ANNUITY DATE as follows:

3. If the Beneficiary is the Owner's surviving spouse, the Beneficiary may elect to become the new Owner and continue the Contract in force. If the spousal Beneficiary elects to continue the Contract under this provision, no Death Benefit is paid at that time. Upon election of this spousal continuation, We will contribute to the Contract any amount by which the Death Benefit that would have been payable, exceeds the Contract Value. The amount We contribute is not considered a Purchase Payment. This amount will be calculated using the Contract Value and any applicable Death Benefit as of the Owner's date of death and after We receive: (a) the spousal Beneficiary's written request to continue this Contract and (b) Due Proof of Death of the Owner. This amount, if any, will be added to the Contract Value as of the date that We receive
   (a) and (b). The age of the new Owner at the time of continuation will be used in determining any future death benefits on this Contract.

   The new Owner may elect to continue this Contract only upon the death of the original Owner. The new Owner cannot change the election of any optional benefits in the Contract. Upon the new Owner's subsequent death, the entire interest of the Contract must be distributed immediately under option 1 or 2 as provided under DEATH OF OWNER BEFORE THE ANNUITY DATE.

All other terms and conditions of the Contract remain unchanged. Signed for the Company at Los Angeles, California, to be effective as of the Contract Date.

/s/ Christine A. Nixon          /s/ Eli Broad
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Christine A. Nixon              Eli Broad
Assistant Secretary             President

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